EXHIBIT 99.1

Immunomedics Appoints Peter P. Pfreundschuh as New Chief Financial Officer

MORRIS PLAINS, N.J., Sept. 3, 2013 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today announced the appointment of Peter P. Pfreundschuh as Vice President, Finance and Chief Financial Officer. Mr. Pfreundschuh replaces Gerard G. Gorman, who is retiring from the Company following a transition period.

"Peter brings strong financial and extensive business development experience, with a proven track record of successfully executing licensing deals," said Cynthia L. Sullivan, President and CEO. "We welcome Peter and look forward to his contributions as a member of our management team as we continue to advance our clinical programs, explore additional strategic collaborations, consider other capital-raising opportunities, and continue to build a successful organization," further remarked Ms. Sullivan.

Peter Pfreundschuh, 44, is a seasoned Chief Financial Officer who has successfully managed operations and finances across domestic and international businesses. Most recently he was the Chief Financial Officer for Circulite Inc. Prior to that he was the Executive Director Business Development and Licensing for AstraZeneca Pharmaceuticals L.P., where he led finance and negotiations in support of new business development opportunities for all external deals and alliances. Prior to joining AstraZeneca, Mr. Pfreundschuh served at Johnson and Johnson as Controller of the R&D division and Controller/Director of Marketing and Global Business Analytics. During this time, he also served as Chief Financial Officer/Treasurer for 3 Dimensional Pharmaceuticals, which was acquired by J&J. Mr. Pfreundschuh has also held management positions at Alimenterics, Inc., and American Standard Companies, Inc., and was a Senior Auditor at Ernst & Young, LLP. A New Jersey Certified Public Accountant, Mr. Pfreundschuh received an MBA with a concentration in finance from Rider University, a BS in accounting from Rutgers University School of Business, and has continued his education through the Executive Strategic Marketing Program in Healthcare at the Kellogg School of Management at Northwestern University.

Mr. Gorman, who joined Immunomedics in September 2001 as Chief Financial Officer is retiring. In addition to finance responsibilities, Mr. Gorman was responsible for directing the Company's information technology, human resources and investor relations departments. He will continue to serve as a consultant to the Company during a transition period.

"Gerry has made significant contributions to Immunomedics during his more than ten years on our senior management team. He played an important role in our financing and business development activities, and formed a successful liaison with our audit committee and our external auditors. We appreciate Gerry's long-term commitment to the Company and wish him well in his retirement," said Ms. Sullivan.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two Phase III clinical trials in lupus. In oncology, we are planning to launch a Phase III pivotal trial for clivatuzumab labeled with a radioisotope in advanced pancreatic cancer patients. Other solid tumor therapeutics in Phase II clinical development include 2 antibody-drug conjugates, labetuzumab-SN-38 (IMMU-130) and hRS7-SN-38 (IMMU-132). We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies. DNL™ is being used particularly to make bispecific antibodies targeting cancers and infectious diseases as a T-cell redirecting immunotherapy, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies. We believe that our portfolio of intellectual property, which includes approximately 227 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. Our strength in intellectual property has resulted in the top-10 ranking in the 2012 IEEE Spectrum Patent Power Scorecards in the Biotechnology and Pharmaceuticals category. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com